Exhibit 23(a)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Airgas, Inc.:
We consent to the use of our report dated June 1, 2009, with respect to the consolidated balance sheets of Airgas, Inc. and subsidiaries as of March 31, 2009 and 2008, the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years in the three-year period ended March 31, 2009, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report refers to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective April 1, 2007.
/s/ KPMG LLP
Philadelphia, Pennsylvania
September 8, 2009